Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
1. DSP Group Ltd.	Israel

2. Nihon DSP K.K.	Japan

3. RF Integrated Systems, Inc.	Delaware, U.S.

4. DSPG Edinburgh Ltd.	Scotland

5. DSP Video Korea Ltd.	Korea